MANAGEMENT SERVICES AGREEMENT

This Management Agreement (“Agreement”) is made and entered into as of this 1st day of August, 2008, by and between Apollo Medical Management, Inc., a Delaware corporation (“Manager”), and ApolloMed Hospitalists, a California medical corporation (“Group”).

Recitals:

A.           Manager is a Delaware corporation engaged in the business of managing physician practices to enhance the quality and efficiency of the medical practices it manages.

B.           Group is a California medical corporation that provides hospitalist services to inpatients at hospitals staffed by Group.

C.           Group desires retain Manager to provide assistance to Group in managing and administering all non-medical aspects of Group’s medical practice in a manner and to the extent permitted by law.

D.           Group and Manager recognize that Group has sole responsibility for providing medical services to Group’s patients, and Manager shall provide assistance to Group in managing and administering all non-medical functions of Group’s medical practice.

THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.           Management Services.  During the term of this Agreement, Group engages Manager to assist Group in providing the following management and administrative services required by Group for the operation of the Practice:

(a)           Business Matters.  Supervising and coordinating all day-to-day, non-medical business aspects of Group’s Practice.

(b)           Supplies and Equipment.  Ordering and purchasing, after consultation with Group, all medical and office supplies and equipment required by Group in connection with the operation of Group’s practice.  All such supplies shall be of a quality acceptable to Group.

(c)           Bookkeeping.  Providing all bookkeeping and accounting services, including, without limitation, maintenance, custody and supervision of Group’s business records, papers and documents, ledgers, journals and reports, and the preparation, distribution and recording of all bills and statements for professional services rendered by Group in the course of Group’s Practice.

(d)           Management & Clinical Information Systems.  Upon request and in consultation with Group, the planning, negotiation with third party vendors, selection, installation and operation of appropriate hardware and software (including but not limited to the Apollo Web database technology) to provide Group with management and clinical information systems support.  All clinical and financial data pertaining to Group’s practice shall be regularly backed up on electronic media, with additional hard copy back up when in the judgment of Manager, after consultation with Group, it is prudent to do so, and copies of such back up data in both electronic media and hard copy shall be provided to Group from time to time upon request of Group.  Upon termination of this Agreement for any reason, all such data and back up data shall be promptly delivered to Group to ensure continuity of Group’s financial and clinical operations.  All such services shall comply, as appropriate, with the Health Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereto (“HIPAA”).

(e)           Billing & Collection.  Subject to Section 3(d) below, providing all billing and collection services for Group’s medical practice.  All billings shall be accurate and in accord with appropriate and up-to-date payor coding requirements.  Manager shall diligently pursue collections of Group and shall follow up billings in a timely fashion to ensure that payments are received to the greatest extent possible in a commercially reasonable time, and that aged accounts receivable are maintained within commercially reasonable limits, for medical practices similar to that of Group.

(i)  Attorney-In-Fact; Assignment and Limitations.  In performing its billing and collection duties hereunder, Manager shall act as Group’s agent and shall indicate it is billing in the name of Group.  Group hereby appoints Manager, for the term hereof, as its true and lawful attorney-in-fact, with full power of assignment and substitution, to bill patients or third party payors on Group’s behalf; collect accounts receivable arising out of billings, and receive payments on behalf of Group.  Notwithstanding the foregoing, no assignment shall be made to Manager of any sums or rights to payment, the assignment of which is prohibited by law (e.g., revenues from patients covered by the Medicare program).  In lieu of assignment of such payments, unless otherwise prohibited by law, Group shall remit to Manager the amount of any such sums within five (5) business days of Group’s receipt thereof.  Group and Manager shall cooperate in the establishment of a separate account or accounts to track all such amounts.  In connection with its billing activities, Manager may take possession of, and endorse in the name of Group, any and all notes, drafts and other instruments received by way of payment.  Manager shall assist Group in negotiating or otherwise communicating with any patient or third party payor regarding claims processing and any disputes arising therefrom.

(ii)           Bank Accounts.  Manager is hereby granted a general power of attorney with respect to the bank accounts of Group and shall have full access to and signatory rights, with Group, over such bank accounts.  Manager shall have full power and authority to deposit funds into, and withdraw funds from, all such accounts in accordance with the terms of this Agreement; provided, however, that Group may impose such limitations upon Manager’s signatory rights over such accounts as Group shall determine from time to time, in Group’s sole discretion.  Manager shall have full authority to receive and transact on behalf of Group all cash, checks, drafts, notes and other instruments tendered as payment for professional services rendered by Group, except as may be precluded by law.

(f)           UR/QA.  Assisting Group in the establishment and implementation of a program or programs of utilization review and quality assurance for the activities of Group, and in the formulation and implementation of related policies, procedures and protocols including, but not limited to both a monitoring function and the development and implementation of performance parameters, evidence based medicine protocols, and outcomes measurements

(g)           Insurance.  Negotiating and securing appropriate insurance coverage on behalf of Group and in connection with Group’s Practice, after consultation with Group, including coverage for malpractice, comprehensive general liability, fire and premises liability, worker’s compensation, business interruption, and such other coverage as may be agreed from time to time between Manager and Group.

(h)           Worker’s Compensation, Etc.  Preparing and filing all forms, reports, and returns required by law in connection with unemployment insurance, workers’ compensation insurance, disability benefits, social security, and other similar laws now in effect or hereafter imposed.

(i)           Premises.  Managing the proper maintenance and physical operation of Group’s medical practice premises (“Premises”).  Group’s medical office lease(s) are listed on Exhibit A, which is attached hereto and made a part hereof.

(j)           Clerical Support.  Providing reception, secretarial, human resources, transcription and clerical personnel and services, including management of the maintenance of medical records.  All Manager personnel shall be acceptable to Group in its reasonable discretion and shall be appropriately trained and supervised for the duties assigned to them in connection with Group’s practice.

(k)           Advertising.  Marketing of physician services to hospitals, and otherwise coordinating advertising, marketing and similar activities conducted on behalf of Group, after consultation with Group.

(l)           Capital.  Consulting with Group regarding capital and financial needs, including seeking capital, undertaking the efforts to raise, and providing access to, capital for any lawful purpose, including without limitation working capital, acquiring other physician practices and acquiring other business assets of the practice.

(m)           Contracting.  Manager shall assist Group in setting the parameters under which Group will enter into, and in negotiating, contractual relations with hospitals and third party payors.

(n)           Other Services.  Providing such other services as may be agreed between the parties from time to time which may include, but not be limited to, Physician recruitment services, contracting services (with hospitals and payors), physicians scheduling, Payroll services for the physicians (as well as management company personnel), Case management for patients

2.           Performance of Manager’s Services.

(a)           Manager’s Availability.  Manager shall devote its best efforts to carrying out the terms of this Agreement and shall devote sufficient time and resources, as determined by Manager after consultation with Group, as is reasonably required to discharge its duties under this Agreement.

(b)           Manager’s Authority.  Manager shall perform all additional and ancillary services, not otherwise described in this Agreement, that may in Manager’s judgment, after consultation with Group, be reasonable and appropriate in order to meet Manager’s obligations under this Agreement.  Manager may subcontract with other persons or entities, including entities related to Manager by common ownership or control, to perform all or any part of the services required of Manager by this Agreement.  For purposes of this Agreement, Manager shall have signatory rights on all bank accounts used by Group in the conduct of Group’s Practice, and Manager shall have the right to make deposits to and payments from such accounts as it deems appropriate in furtherance of its obligations hereunder, in accordance with Paragraph 1(e)(ii) (Bank Accounts).

(c)           Manager’s Responsibility.  In all matters under this Agreement, Manager shall abide by all applicable state and federal laws and regulations, and applicable policies and procedures of Group.

(d)           Reports to Group.  On or before the twenty-fifth (25th) day of the first month of each calendar quarter, Manager shall provide Group with an accounting of all billings and collections on behalf of Group, and all deposits to the account(s) of Group and payments from the account(s) of Group, effected by Manager for the benefit of Group during the immediately preceding calendar quarter.  All reports shall be in such form as may be agreed between Manager and Group from time to time.

3.           Obligations of Group.

(a)           Designation of Agent.  Group hereby designates and appoints Manager to act as Group’s non-physician manager and to provide the services to Group in connection with Group’s Practice as described in this Agreement.  Group hereby designates Warren Hosseinion, M.D. as its designated representative who is duly authorized by the Group to bind the Group and act on behalf of the Group in all respects pertaining to this Agreement.

(b)           Access to Information.  Group acknowledges and agrees that all information and records concerning Group and Group’s performance of services that may be obtained by Manager during the term of this Agreement may be used by Manager for all purposes necessary or convenient to Manager’s obligations under this Agreement.

(c)           Selection of Group Personnel.  Group shall retain responsibility for the selection, hiring and termination of physicians, allied health professionals and medical assistants working in clinical capacities for the Group.  Group, in consultation with Manager, shall be solely responsible for determining the compensation of all licensed medical professionals.

(d)           Coding and Billing Procedures.  Group shall retain responsibility for decisions relating to coding and billing procedure for patient care services.

4.           Confidentiality.

(a)           Trade Secrets.  All proceedings, files, records and related information of Group and of Manager are confidential and proprietary information of Group and Manager, respectively, and each party shall keep and maintain as strictly confidential all such information to which it may have access by virtue of this Agreement.  Neither party shall voluntarily disclose all or any part of such confidential information, orally or in writing, except as expressly required by law or pursuant to a written authorization from the other party.  Each party shall include the provisions of this Paragraph in any written contract with any employed or contracted persons that may be engaged by such party to render services pursuant to this Agreement, and shall take such other steps as may be reasonable under the circumstances to ensure that its respective personnel do not disclose any confidential information in violation of this provision.  This covenant shall survive the termination of this Agreement.  Each party agrees that upon termination of this Agreement for any reason, it shall promptly return to the other party the originals and all copies of any and all trade secrets, confidential or proprietary information, it may then possess, including without limitation any such information stored on computer media.

(b)           Medical Information & Patient Records.  Each party shall maintain the confidentiality of all patient records, charts and other patient identifying information, and shall comply with all applicable State and Federal laws governing the confidentiality of medical records and related information.  Manager will serve as a “Business Associate” (as that term is defined under HIPAA) of Group, Accordingly, and in compliance with the requirements HIPAA, Manager shall, prior to the commencement of services hereunder, enter into a mutually acceptable form of Business Associate Agreement.

(c)           Intellectual Property Rights.  Group utilizes a proprietary database technology called ApolloWeb to enhance the quality and efficiency of the medical practices it manages. (“ApolloWeb”).  From time to time, Group may provide Manager with software programs and related documentation, or improvements and upgrades thereto, to facilitate its use of ApolloWeb (“System-Related Software”).  Group hereby grants Manager a nonexclusive, royalty-free license to reproduce, install and use on equipment owned or controlled by Group, and solely for Group’s own purposes (which may be business or non-commercial, as applicable), any such System-Related Software only in the form it was provided or made available to Manager by Group, and only in connection with Manager’s use of the ApolloWeb in accordance with this Agreement.  Manager will not distribute, sublicense, modify, create derivative works of, sell, transfer or assign the System-Related Software, nor will Manager reverse engineer, decompile or disassemble any object code of System-Related Software except to the extent permitted by applicable law notwithstanding this restriction.  Manager further agrees not to remove or destroy any proprietary markings or confidential legends placed upon or contained within any System-Related Software.

Group and its licensors reserve all right, title and interest in the  ApolloWeb and System-Related Software, including all intellectual property rights therein (including without limitation all copyrights, patents, trade secrets, trademarks, service marks and trade names) subject to the licenses expressly set forth in this Agreement.  This Agreement does not include any sale or transfer to Manager of Group intellectual property rights, including without limitation with respect to ApolloWeb or any System-Related Software.

Manager acknowledges that the content, data and other materials made available by Group are owned or licensed by Group (the “Third Party Materials”).  Manager will not reproduce, distribute, modify, create derivative works of, or exercise any other rights in, such third party materials except as authorized by Group.

5.           Independent Contractors.

In the performance of services under this Agreement, it is mutually understood and agreed that Manager is at all times acting and performing as an independent contractor rendering administrative services to Group.  Neither party shall have any claim against the other under this Agreement or otherwise for Workers’ Compensation, unemployment compensation, vacation pay, sick leave, retirement benefits, Social Security benefits, disability insurance benefits, unemployment insurance benefits, or any other benefits.

6.           Staffing of Manager and Group.

(a)           Non-physician Personnel.  Manager shall be responsible for the payment to all persons employed or retained by Manager of all compensation, including reasonable base salary, fringe benefits, bonuses, health and disability insurance, workers’ compensation insurance and any other benefits that Manager may make available to its employees or contractors.

(b)           Licensed Professional Personnel.  Group shall employ or contract with all physicians and other licensed professional personnel that Group, after consultation with Manager, deems to be required for the conduct of the Practice.  All such personnel shall be employees or contractors of Group, and Group shall be responsible for the payment to all such persons of all compensation, including reasonable base salary, fringe benefits, bonuses, health and disability insurance, workers’ compensation insurance and any other benefits which Group may make available to Group’s employees or contractors; provided, however, that Manager shall have management responsibility over the non-medical aspects associated with Group’s employment or contracting of such personnel.

7.           Term and Termination.

(a)           Term.  This Agreement shall commence on August 1, 2008 and shall continue in full force and effect for a term of twenty (20) years (the “Term”) until terminated as provided in this Agreement.

(b)           No Termination without Cause.  This Agreement may be terminated only for cause as specified in Subparagraph (c) below.

(c)           Termination For Cause.  This Agreement may be terminated by either party for cause, upon sixty (60) days prior written notice to the other party specifying the cause upon which such termination is based.  For purposes of this Agreement, “cause” shall have the meanings set forth below.  Notwithstanding the foregoing, neither party may terminate this Agreement if, during the foregoing sixty (60) day period, the party to whom notice has been given successfully cures the failure or breach of performance upon which termination is based; provided, however, that if such failure or breach cannot be cured within the sixty (60) day period, termination shall not occur if the party to whom notice has been given takes material action during such sixty (60) day period to cure the failure or breach and thereafter diligently and continuously prosecutes such cure to completion.

(d)           By Group.  Cause for termination by Group shall be limited to the following: (i) failure of any representation or warranty made by Manager in this Agreement to be true at the date of this Agreement and to remain true throughout the Term hereof, which failure has a material adverse effect upon Group; (ii) material failure by Manager to duly observe and perform the covenants and agreements undertaken by Manager herein; (iii) misrepresentation of material fact, or fraud, by Manager in the discharge of its obligations under this Agreement; (iv) if Manager shall dissolve, shall be adjudicated insolvent or bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to or authorize the filing of a voluntary petition in bankruptcy, which petition shall remain undismissed for a period of sixty (60) days, or the filing against Manager of any proceeding in involuntary bankruptcy, which proceeding shall remain undismissed for a period of sixty (60) days.

(e)           By Manager.  Cause for termination by Manager shall be limited to the following: (i) failure of any representation or warranty made by Group in this Agreement to be true at the date of this Agreement and to remain true throughout the Term hereof, which failure has a material adverse effect upon Manager; (ii) material failure by Group to duly observe and perform all the covenants and agreements undertaken by Group herein; (iii) misrepresentation of material fact, or fraud, by Group in the discharge of Group’s obligations under this Agreement; or (iv) if Group shall be adjudicated insolvent or bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to or authorize the filing of a voluntary petition in bankruptcy, which petition shall remain undismissed for a period of sixty (60) days, or the filing against Group of any proceeding in involuntary bankruptcy, which proceeding shall remain undismissed for a period of sixty (60) days.

(f)           Effect of Termination.  Termination of this Agreement shall not discharge either party from any obligation which may have arisen and which remains to be performed upon the date of termination, including, but not limited to, the obligation to compensate Manager in accordance with Section 8 (Management Fee).  Upon termination of this Agreement, Manager shall promptly deliver to Group all clinical and financial data maintained by Manager for Group’s benefit.  Manager shall make diligent efforts to collect receivables arising from services of Group prior to the date of termination and shall remit to Group in a timely fashion the allocable portion of all such collections.  Similarly, following termination, all receivables that Group may directly collect arising from services of Group prior to the date of termination shall be allocated as provided herein, and Group shall remit to Manager in a timely fashion the allocable portion of Group’s collections of the same.

8.           Management Fee.

(a)           In consideration of the management services to be rendered by Manager hereunder, Group shall pay Manager, quarterly, three and one half percent (3.5%) of that portion of Group’s gross revenue that Group receives for the performance of medical services by Group, as the same may be amended or modified from time to time, according to medical practice budgets agreed between Manager and Group.

(b)           On or before the twentieth (20th) day of the month following each fiscal quarter, Manager may deduct and pay to itself, from any account(s) of Group managed by Manager, all amounts due and owing to Manager as management fees for the immediately preceding quarter.

9.           Rights of Entry and Inspection.

(a)           By Manager.  Manager and its duly authorized representatives shall have the right at all reasonable times to enter upon Group’s Premises for the purposes of carrying out the duties of Manager hereunder, and for inspection and verification of Group’s books and records pertaining to Group’s Practice; provided, however, that any such entry by Manager shall not unreasonably interfere with the conduct of Group’s Practice.

(b)           By Group.  Group and its duly authorized representatives shall have the right at all reasonable times to enter upon Manager’s premises for the purposes of carrying out the duties of Group hereunder, and for inspection and verification of Manager’s books and records pertaining to Group’s Practice; provided, however, that any such entry by Group shall not unreasonably interfere with the conduct of Manager’s business.

10.           Group’s Representations and Warranties.

(a)           Properly Constituted.  Group is a professional corporation, duly organized, existing in good standing under the laws of the State of California, has the corporate power and authority to own its property and to carry on Group’s business as it is now being conducted, and to enter into and perform Group’s obligations under this Agreement.

(b)           No Conflicts.  The execution, delivery and performance of this Agreement will not contravene or conflict with any agreements, indentures or contracts to which Group is a party or by which it is bound.

(c)           Licenses and Permits.  Group has in full force and effect all licenses, permits and certificates required to operate Group’s Practice as it is being operated as of the date of this Agreement.  Group shall promptly notify Manager should any of Group’s shareholders become ineligible to practice medicine in the State of California.  Group shall not permit any persons who have become ineligible to practice medicine in California to retain shares of Group beyond such time periods as may be permitted by law.

(d)           Consents.  Group has taken all appropriate corporate action and has obtained all necessary approvals and consents that are necessary or convenient to enable Group to enter into this Agreement.

11.           Manager’s Representations and Warranties.

(a)           Properly Constituted.  Manager is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to carry on its business as it is now being conducted, and to enter into and perform its obligations under this Agreement.

(b)           No Conflicts.  The execution, delivery and performance of this Agreement will not contravene or conflict with any agreements, indentures or contracts to which Manager is a party or by which it is bound.

(c)           Licenses and Permits.  Manager has in full force and effect all licenses, permits and certificates required to operate its business as it is being operated as of the date of this Agreement.

(d)           Consents.  Manager has taken all appropriate corporate action and has obtained all necessary approvals and consents that are necessary or convenient to enable Manager to enter into this Agreement.

12.           Insurance and Indemnity.

(a)           Professional Liability.  Group shall at all times during the term of the Agreement procure and maintain, and cause all licensed health care personnel associated with Group’s medical practice to similarly procure and maintain, professional liability insurance with minimum coverage limits of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) annual aggregate, and in such form and substance, and underwritten by such recognized companies, authorized to do business in California, as Manager may from time to time reasonably require, and shall provide copies of all such policies and renewals thereof to Manager upon request.

(b)           Indemnity.  To the extent permissible under each party’s respective policies of insurance, each party shall indemnify and hold harmless the other party, and its shareholders, directors, officers, employees and agents, from and against all damages, costs, expenses, liabilities, claims, demands, and judgments of whatever kind or nature, including reasonable attorneys’ fees and costs, for which either party might liable, in whole or in part, arising out of or related to the acts and/or omissions of the indemnifying party and its shareholders, directors, officers employees and agents.

13.           General Provisions.

(a)           Assignment.  Neither party shall assign any of its rights nor delegate any of its duties or obligations under this Agreement without the prior written consent of the other party.  Notwithstanding the foregoing, Manager may assign this Agreement to a successor in interest by providing notice to Group, which notice shall state the effective date of such assignment.  Upon such assignment, the successor shall be responsible for the duties and responsibilities of Manager hereunder.  Nothing contained in this Agreement shall be construed to prevent the Manager from selling or conveying substantially all of its assets used in connection with the performance of this Agreement, nor shall Group be prohibited from selling or conveying substantially all of its assets provided that the Agreement continues in full force and effect.

(b)           Access to Books and Records.  Manager shall make available, upon request, to the Secretary of Health and Human Services and the Comptroller General of the United States, or their authorized representatives, this Agreement, and all books, documents and records relating to the nature and extent of the costs of services provided hereunder for a period of five (5) years after the furnishing of services pursuant hereto.  In addition, if Manager’s services under this Agreement are to be provided by subcontract and if that subcontract has a value or cost of Ten Thousand Dollars ($10,000.00) or more over a twelve-month period, Manager shall require in writing that the subcontractor make available to the Secretary and the Comptroller General, or their authorized representatives, for a period of five (5) years after the furnishing of such services, the subcontract and all books, documents and records relating to the nature and extent of the costs of the services provided thereunder.

(c)           Amendments.  This Agreement may be amended at any time by mutual agreement of the parties without additional consideration, provided that before any amendment shall become effective, it shall be reduced to writing and signed by the parties.  Notwithstanding the foregoing, should any provision of this Agreement be in conflict with a governing State or federal law, it shall be deemed amended accordingly.

(d)           Notices.  Notices required under this Agreement shall be deemed given (i) at the time of personal delivery upon the party to be served; or (ii) twenty four (24) hours following deposit for overnight delivery with a bonded courier holding itself out to the public as providing such service, or following deposit in the U.S. Mail, Express Mail for overnight delivery; or (iii) forty eight (48) hours following deposit in the U.S. Mail, registered or certified mail; and in any case postage prepaid and addressed as follows, or to such other addresses as either party may from time to time designate to the other:

To Group:                                ApolloMed Hospitalists

P.O. Box 4555
       Glendale, CA 91222

To Manager:                                Apollo Medical Management, Inc.

        1010 N. Central Ave.
         Glendale, CA 91201

(e)           Entire Agreement.  This Agreement, including all Attachments, is the entire Agreement between the parties regarding the subject matter hereof, and supersedes all other and prior agreements, whether oral or written.

(f)           Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their permitted successors and assigns.

(g)           Waiver of Provisions.  No waiver of any terms or conditions hereof shall be valid unless given in writing, and signed by the party giving such waiver.  A waiver of any term or condition hereof shall not be construed as a future or continuing waiver of the same or any other term or condition hereof.

(h)           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to conflicts of law.

(i)            Severability.  The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

(j)           Attorneys’ Fees.  In the event that any action, including mediation or arbitration, is brought by either party arising out of or in connection with this Agreement, the prevailing party in such action shall be entitled to recover its costs of suit, including reasonable attorneys’ fees.

(k)           Captions.  Any captions to or headings of the articles, sections, subsections, paragraphs, or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and shall not be used for the interpretation or determination of any provision hereof.

(l)            Cumulation of Remedies.  The various rights, options, elections, powers, and remedies of the respective parties hereto granted by this Agreement are in addition to any others to which the parties may be entitled to by law, shall be construed as cumulative, and no one of them is exclusive of any of the others, or of any right of priority allowed by law.

(m)            No Third Party Rights.  The parties do not intend the benefits of this Agreement to inure to any third person not a signatory hereto; and accordingly, this Agreement shall not be construed to create any right, claim or cause of action against either party by any person or entity not a party hereto.

(n)           Construction of Agreement.  The parties agree that each party and its counsel have participated in the review and revision of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

(o)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Apollo Medical Management, Inc.
(“MANAGER”):

By:  /s/ Warren Hosseinion

Its:  Chief Executive Officer

Apollo Med Hospitalists, a Medical Corporation
(“GROUP”):

By:  /s/ Warren Hosseinion

Its:   Chief Executive Officer

Exhibit A

Real Property Leases